Exhibit 3.33

CHEMICAL RESEARCH/TECHNOLOGY CO.
AMENDED AND RESTATED PARTNERSHIP AGREEMENT

THIS AMENDED AND RESTATED PARTNERSHIP AGREEMENT (this “Agreement”) is made effective as of May 1, 2006, by and between the undersigned (collectively, the “Partners” and individually, a “Partner”).

WITNESSETH:

WHEREAS, Chemical Research/Technology Co., a general partnership (the “Partnership”), was formed March 28, 1990 in accordance with the laws of the state of Wisconsin for the purpose of manufacturing and selling printing supplies pursuant to the terms and conditions of a Partnership Agreement dated March 28, 1990 (the “Original Partnership Agreement”) and the Original Partnership Agreement was amended and restated pursuant to the terms and conditions of the Amended and Restated Partnership Agreement dated December 6, 2005 (the “First Restated Partnership Agreement”); and

WHEREAS, the Partners desire to amend and restate the First Restated Partnership Agreement in its entirety as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions contained herein, the Partners hereby agree as follows:

ARTICLE I
DEFINED TERMS

For purposes of this Agreement, the following terms shall have the meanings so provided:

“Asset Value” means as of any date, with respect to any asset, the asset’s adjusted basis for federal income tax purposes as of such date, except as follows:

(1)           The initial Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of the asset, as reasonably determined by the Manager; and

(2)           The Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of the asset on the date of distribution as reasonably determined by the Manager.

“Capital Account” means, with respect to each Partner, the account established and maintained for each Partner pursuant to Article III of this Agreement.

“Capital Contribution” means any contribution made to the capital of the Partnership.

“Cash Available for Distribution” means cash funds provided from the various assets of the Partnership, release of Reserves and Capital Contributions of the Partners less Reserves and less expenses of the Partnership other than noncash expenses such as depreciation.

“Fiscal Period” means any period within a fiscal year of the Partnership beginning on January 1 of each year, and ending on the day immediately preceding the first day of the next Fiscal Period.

“Majority Consent” means the vote or consent of Partners holding more than 50% of the outstanding Units.

“Manager” means the person appointed as Manager pursuant to Section 8.2.

“Partner” means each person who executes this Agreement as a partner.

“Partnership” means the general partnership referred to in the recitals to this Agreement.

“Permitted Transferee” means, with respect to a Partner, (1) a corporation, partnership or LLC 100% owned by such Partner if such corporation, partnership or LLC agrees to restrictions that put the Partnership in the same position as if the partnership interest were still held by the transferee, (2) the Partnership or (3) another Partner.

“Person” includes, without limitation, any corporation, company, partnership, entity or individual.

“Reserves” means, with respect to any Fiscal Period, any funds set aside or amounts allocated during or with respect to such period in amounts deemed sufficient by the Manager for contingencies or other outlays, known or unknown.

“Transfer” means to sell, assign, give, bequeath, pledge, or otherwise encumber, divest, dispose of, or transfer ownership or control of all of, any part of, or any interest in a partnership interest to any person, whether voluntarily or by operation of law.

ARTICLE II
GENERAL PROVISIONS

2.1.         Formation of Partnership.  The Partnership and its operations commenced as of March 28, 1990.

2.2.         Name.  The name of the Partnership is Chemical Research/Technology Co.

2.3.         Term.  The term of the Partnership shall continue until the Partnership is terminated pursuant to the provisions hereof.

2.4.         Purpose.  The purpose of the Partnership is the manufacture and sale of printing supplies.

2.5.         Title to Partnership Property.  All property owned by the Partnership shall be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property.

ARTICLE III
CAPITAL ACCOUNTS

There has been established and there shall be maintained with respect to each Partner a Capital Account in accordance with the following:

(a)           Credits.  To each Partner’s Capital Account there shall be credited such Partner’s Capital Contributions, such Partner’s allocable share of income or gain pursuant to Article V, and the amount of any indebtedness of the Partnership that is assumed by such Partner or that is secured by any property distributed to such Partner.

(b)           Debits.  To each Partner’s Capital Account there shall be debited the amount of cash and the Asset Value of any property distributed to such Partner, such Partner’s allocable share of expense or loss pursuant to Article V and the amount of any indebtedness of such Partner that is assumed by the Partnership or that is secured by any property contributed by such Partner to the Partnership.

(c)           Transfers.  If any Partner Transfers all or part of its partnership interest, its transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred partnership interest.

ARTICLE IV
CAPITAL CONTRIBUTIONS AND PERCENTAGE OWNERSHIP

4.1.         Capital Contributions.  Each Partner owns a partnership interest equal to the percentage of the Partnership set forth opposite its signature below (each a “Percentage Ownership”).

4.2.         Interest on Capital Contributions.  No interest shall be paid on any Capital Contribution.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1.         Allocations.  All items of income, expense, loss and gain shall be allocated and all distributions of cash shall be made to the Partners in accordance with their Percentage Ownership in such amount and at such time as the Manager shall determine in his/her sole discretion.

5.2.         Distributions.  The Partnership shall distribute Cash Available for Distribution to the Partners pro rata in accordance with their Percentage Ownership on the date of the distribution in such amount and at such time as determined by the Manager in his sole discretion.

ARTICLE VI
TRANSFER OF PARTNERSHIP INTEREST

6.1.         General Restrictions on Transfers.  Except in accordance with the terms of this Agreement, no Partner may Transfer all or any portion of his partnership interest without consent of each Partner. Any Transfer, attempted Transfer, or purported Transfer in violation of this Agreement’s terms and conditions shall be null and void.

6.2.         Permitted Transfers.  A Partner may Transfer all or any portion of his partnership interest to a Permitted Transferee, provided the applicable provisions of this Section 6.2 are complied with before the Transfer becomes effective.

(a)           Signature.  The Permitted Transferee must sign a counterpart to this Agreement, agreeing for the other Partners’ benefit to be bound by this Agreement to the same extent as if the Permitted Transferee had been an original party to the Agreement as a Partner.

(b)           Approval.  The Partnership must approve of the trustee, if the Transfer is to a trust, in writing before the Transfer.

(c)           Document.  The Permitted Transferee must take all actions and execute all instruments required by the Partnership in order for the Transfer to comply with any applicable federal or state laws and regulations relating to the Transfer of the partnership interest or with this Agreement.

ARTICLE VII
BOOKS AND RECORDS

7.1.         Books and Records.  Full and accurate books of the Partnership shall be maintained at the Partnership’s principal place of business, showing all receipts and expenditures, assets and liabilities, Profits and Losses, and all other records necessary for recording the Partnership’s business and affairs, including those sufficient to record the allocations and distributions provided herein. Such books and records shall be open to the inspection and examination by all Partners in person or by their duly authorized representatives at reasonable times.

7.2.         Reports.  Each Partner who was a member of the Partnership during each fiscal year shall be furnished with a copy of the financial statements of the Partnership, along with a statement of such Partner’s share of the Partnership’s Profits or Losses, and deductible items, for such fiscal year, in sufficient detail to allow such Partner to prepare his or her state and federal income tax returns in accordance with the laws, rules and regulations then prevailing.

7.3.         Method of Accounting.  The Partnership’s books and accounts shall be maintained in accordance with the accrual method of accounting for financial reporting purposes. The Partnership’s method of accounting may be modified from time to time in the discretion of the Manager in reliance upon advice of the Partnership’s custodian of assets, counsel, accountants or any of the foregoing.

ARTICLE VIII
MANAGEMENT OF THE PARTNERSHIP

8.1.         Manager.  The Partnership shall have a Manager.

(a)           Authority.  Except as set forth herein, no Partner shall have the right to manage the Partnership in its capacity as Partner. Rather, except as set forth herein, the Manager shall have the sole authority to manage the business of the Partnership and to do all things necessary, proper or desirable to carry out the Company’s business. The Manager shall devote so much of its time and efforts to the affairs of the Partnership as may, in its judgment, be necessary to accomplish the purposes of the Partnership.

(b)           Authority to Act.  Any person dealing with the Partnership or the Manager may rely upon a certificate signed by the Manager as to:

(i)            Partners.  The identity of the Partners and the Manager;

(ii)           Power.  The existence or non-existence of any fact or facts that constitute a condition precedent to acts by the Partnership, the Manager or the Partners, or any other matter germane to the affairs of the Partnership;

(iii)          Authorization.  The persons who are authorized to execute and deliver any instrument or document on behalf of the Partnership; or

(iv)          Facts.  Any act or failure to act by the Manager or the Partners or as to any other matter whatsoever involving the Partnership, the Manager or any Partner.

8.2.         Appointment and Tenure of Manager.  Joel Quadracci shall be the initial Manager of the Partnership. A Person shall cease to be a Manager upon the earliest to occur of any of the following: (i) such Person’s voluntary resignation, which shall be effective upon delivery of a written notice from the Person to the Partnership unless the notice specifies a later effective date; (ii) the Person’s removal by Majority Consent of the Partners; or (iii) the Person’s inability to act as a Manager for any reason. When a Person ceases to be a Manager, the Partners shall elect another Manager by Majority Consent.

8.3.         Services of Manager.  During the existence of the Partnership, the Manager shall devote such time and effort to the Partnership business as is necessary; however, it is specifically understood and agreed that the Manager shall not be required to devote its full-time attention to Partnership business. The Manager shall not be entitled to compensation for his services to the Partnership.

8.4.         Indemnification.  None of the Manager, any officer or any Partner shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any of the other Partners for any act or omission performed or omitted in good faith on behalf of the

Partnership or otherwise in connection with this Agreement. The Manager and the officers shall be indemnified by the Partnership for any act performed or omitted unless such act constitutes fraud, willful misconduct or gross neglect.

8.5.         Officers.  Subject to the terms hereof, the operations of the Partnership shall be carried on by officers who, except as specifically set forth below, are appointed by the Manager. The officers of the Partnership shall include President, Treasurer, Secretary and Assistant Secretary. Such other officers as may be deemed necessary or proper may be appointed by the Manager. Each officer of the Partnership shall hold his respective office until his successor has been appointed or until his earlier death, resignation or removal. Appointment to any such office shall not of itself create a contract right, and any such officer may be removed by the Manager in its sole discretion upon notice. The duties and obligations of such officers shall be as follows:

(a)           President.  The President shall be the principal executive officer of the Partnership and, subject to the control of the Manager, shall in general supervise and control all of the business and affairs of the Partnership. He shall have authority, subject to such rules as may be prescribed by the Manager, to appoint such agents and employees of the Partnership as he shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President. He shall have authority to sign, execute and acknowledge, on behalf of the Partnership, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the Partnership’s regular business, or which shall be authorized by resolution or consent of the Manager; and, except as otherwise provided by law or the Manager, he may authorize any other officer or agent of the Partnership to sign, execute and acknowledge such documents or instruments in his place and stead. In general he shall perform all duties incident to the office President and have such other duties and exercise such other authority as maybe prescribed by the Manager from time to time.

(b)             Secretary.  The Secretary shall: (a) keep the minutes of the meetings of the Manager in one or more books provided for the purpose; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (c) be custodian of the Partnership records; and (d) in general perform all duties incident to the office of Secretary and have such other duties an exercise such authority as from time to time may be delegated or assigned to him by the President or by the Manager.

(c)             Treasurer.  The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the Partnership; (b) receive and give receipts for moneys due and payable to the Partnership from any source whatsoever, and deposit all such moneys in the name of the Partnership in such banks, trust companies or other depositories utilized by the Partnership; and (c) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such authority as from time to time may be delegated or assigned to him by the President or by the Manager.

(d)           Other Assistants and Acting Officers.  The Manager shall have the power to appoint any person to act as assistant to any officer, or as agent for the Partnership in his stead, or to perform the duties of such officer whenever for any reason it is impracticable for such officer to act personally, and such assistant or acting officer or other agent so appointed by the Manager shall have the power to perform all the duties of the office to which he is so appointed to be an assistant, or as to which he is so appointed to act, except as such power may be otherwise defined or restricted by the Manager.

8.6          Contracts.  The Manger may authorize any officer or officers, agent or agents, to enter into any contract or execute or deliver any instrument in the name of and on behalf of the Partnership, and such authorization may be general or confined to specific instances. In the absence of other designation, all deeds, mortgages and instruments of assignment or pledge made by the Partnership shall be executed in the name of the Partnership by the President and by the Secretary, an Assistant Secretary or the Treasurer; and when so executed, no other party to such instrument or any third party shall be required to make any inquiry into the authority of the signing officer or officers.

8.7          Initial Officers.  The persons whose names are set forth below opposite the offices of the Partnership are hereby appointed to such offices, subject to the terms of this Agreement:

Chairman	Joel Quadracci
President	Timothy L. Hofstetter
Treasurer	John C. Fowler
Secretary	Andrew R. Schiesl

ARTICLE IX
DISSOLUTION AND TERMINATION

9.1          Events of Dissolution.  The dissolution of the Partnership upon the bankruptcy, or other event of withdrawal of a Partner shall not result in the termination of the Partnership unless, within thirty (30) days of such an event, the remaining Partners elect to terminate the Partnership. Notwithstanding the dissolution of the Partnership, the Partnership shall not terminate until the assets of the Partnership have been distributed as provided herein and prior to the termination of the Partnership, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement. Upon such election to terminate the Partnership, the Manager or, in the absence of a Manager, a liquidator appointed by Majority Consent of the Partners shall liquidate the assets of the Partnership, apply and distribute the proceeds thereof as contemplated by this Agreement, and cause the termination of the Partnership.

9.2.         Winding Up of the Partnership.  After payment of Partnership liabilities owing to its creditors, the Manager or liquidator shall set up such reserves as he or she deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership. Said reserves may be paid over by the Manager or liquidator to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Manager or liquidator may deem advisable, such reserves shall be distributed to the Partners or their assigns in the manner set forth in Section 9.3 below.

9.3.         Distributions Upon Liquidation.

(a)           Cash Distribution.  After paying liabilities and providing for reserves in the manner described in Section 9.2 above, the Manager or liquidator shall cause the remaining net assets to be distributed to the Partners in accordance with their positive Capital Account balances. In the event that any part of such net assets consist of notes or accounts receivable or other non-cash assets, the Manager or liquidator shall take whatever steps he or she deems appropriate to convert such assets into cash or into any other form which would facilitate the distribution thereof.

(b)           In-Kind Distribution.  If any assets are to be distributed in kind, such assets shall be distributed to the Partners in proportion to their respective Percentage Ownership in such manner as the Manager or liquidator deems appropriate.

ARTICLE X
MISCELLANEOUS

10.1.       Successors and Assigns.  This Agreement, and each and every provision hereto, shall be binding upon the Partners, their respective successors and assigns, and each and every successor-in-interest to any Partner, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement. No provision of this Agreement shall be construed to create any third party beneficiaries, including, without limitation, assignees.

10.2.       Power of Attorney.  A Partner, by the execution of this Agreement or any counterpart thereof, does hereby irrevocably constitute and appoint the Manager his or her true and lawful agent and attorney-in-fact, with full power and authority in his or her name, place and stead, to make, execute, acknowledge, swear to, deliver, file and record such documents and instruments as may be necessary or appropriate to carry out the provisions of this Agreement, including, but not limited to, such amendments to this Agreement, as amended from time to time, as are necessary to effectuate the provisions of this Agreement, to admit a substituted or additional Partner to the Partnership, or to carry out the purpose of this Agreement or comply with applicable law. The foregoing power of attorney, being coupled with an interest, is hereby declared to be irrevocable, and shall survive the dissolution or incapacity of any Partner.

10.3.       Entire Agreement.  This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

10.4.       Applicable Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Wisconsin without regard to its choice or conflict of laws rules.

10.5.       Counterparts.  This Agreement may be executed in counterparts, all of which shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date written above.

QUAD/GRAPHICS, INC.		75%

By:	/s/ Andrew R. Schiesl

QUAD/CREATIVE, LLC		15%

By:	/s/ Andrew R. Schiesl

QUAD/TECH, INC.		10%

By:	/s/ Andrew R. Schiesl